                                                                    Exhibit 4.70
                                                             English Translation

                             LETTER OF AUTHORIZATION

     I, Gu Lei, a Chinese citizen with ID number 310229197701210026, hereby irrevocably authorize [Li Guang Xin] to exercise the following rights within the effective term of this Letter of Authorization:

     I authorize [Li Guang Xin] to fully represent me to exercise all the voting rights of a shareholder according to laws and the Articles of Association on the shareholder meeting of Shanghai Langyi Advertising Co., Ltd., including but not limited to selling or transferring all or any part of my shares of Shanghai Langyi Advertising Co., Ltd, and as my authorized representative, appointing directors and the general manager of Shanghai Langyi Advertising Co., Ltd on the shareholder meeting.

     The aforesaid authorization is based on the condition that [Li Guang Xin] is an employee of Shanghai Linktone Software Co., Ltd, and Shanghai Linktone Software Co., Ltd agrees upon such authorization. Once [Li Guang Xin] no longer works in Shanghai Linktone Software Co., Ltd or Shanghai Linktone Software Co., Ltd sends a written notice for removing or replacing such authorized representative, I will immediately withdraw my authorization granted to [Li Guang Xin] and appoint/authorize another employee appointed by Shanghai Linktone Software Co., Ltd to fully exercise all my voting rights as a shareholder on the shareholder meeting of Shanghai Langyi Advertising Co., Ltd.

     Except where the Business Operation Agreement signed by Shanghai Linktone Software Co., Ltd, Shanghai Langyi Advertising Co., Ltd, I, and Chen Jin is otherwise terminated in advance for any reason, this Letter of Authorization will become effective as of its signing date and will remain effective for 10 years.


                                                    /s/ Gu Lei
                                                    ----------------------------
                                                    Gu Lei
                                        Date December 14, 2007
                                             -----------------------------------